UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Soliciting Material under § 240.14a-12

NOBLE ROMAN’S, INC.
(Name of Registrant as Specified in Its Charter)

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NOBLE ROMAN’S, INC.

6612 E. 75TH STREET, SUITE 450

INDIANAPOLIS, INDIANA 46250

 (317) 634-3377

Dear Fellow Shareholder:

As the 2023 annual meeting of shareholders (the “2023 Annual Meeting”) of Noble Roman’s, Inc., an Indiana corporation ( “Noble Roman’s” or the “Company”), approaches on Thursday, July 6, 2023, at 10:30 a.m. local time, we urge you to support the Company’s director nominee on the WHITE proxy card.

Your vote will be especially important this year. As you may know, BT Brands, Inc. (“BT Brands”) has notified the Company that it intends to nominate Gary Copperud for election as a Class III director at the annual meeting in opposition to A. Scott Mobley, President and Chief Executive Officer of Noble Roman’s. Mr. Mobley has been nominated and unanimously endorsed by the Board of Directors.

We are writing to all of our shareholders because it is apparent to us that BT Brands has launched this ill-advised proxy contest as a thinly-veiled attempt to pressure the Company into reconsidering its rejection of a financing proposal from BT Brands that would be materially detrimental to the Company’s present and future. In pursuit of this aim, BT Brands in its proxy statement attacks the Company and standard practices of public companies in an attempt to distract our shareholders from the real issue they will consider at the 2023 Annual Meeting—whether Mr. Mobley or Mr. Copperud should be elected as the Class III Director. We strongly believe the election of a nominee other than Mr. Mobley would seriously disrupt the Company and its future and would deprive the shareholders of the unique and important qualifications and experience that Mr. Mobley adds to our Board of Directors, which we describe in further detail below.

The Board and the Company are focused on executing on our plan to deliver shareholder value to all of you, including through refinancing the Company’s existing senior credit arrangement prior to its maturity in February 2025 to provide the Company sufficient capital to support its growth plan. The BT Brands-driven proxy contest is a distraction for the Board and the Company, and if BT Brands is successful, would hurt the Company’s ability to deliver improved financial performance and shareholder value.

BT Brands and Its Unacceptable Financing Proposals

In its proxy statement filed with the Securities and Exchange Commission (the “SEC”), BT Brands mostly focuses on its past attempts to provide financing to the Company, which is revealing of the true motive behind BT Brands’ nomination and solicitation efforts—coercing the Company into accepting financing from BT Brands that is demonstrably not in the best interests of the Company and its shareholders. BT Brands from time to time has offered to the Company various financing arrangements, which the Company’s Board of Directors (the “Board”) considered. In fact (and notwithstanding BT Brands’ misleading proxy statement), the Company through one of its representatives previously invited BT Brands’ representatives to meet with the Company at its offices. BT Brands declined this invitation.

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The Board, including its independent directors who comprise a majority of the Board, has previously and repeatedly found the proposed terms for financing from BT Brands to be wholly unacceptable. Specifically, the financing proposals that BT Brands submitted would: (1) trigger a default under the Company’s existing senior credit arrangement; (2) represent only a partial repayment of the Company’s senior debt, without providing any funding to grow the Company’s business or reduce near-term outlays of cash; and (3) have a shorter maturity than the existing debt. Refusing to take no for an answer to its detrimental proposal, BT Brands now is trying to place one of its principals on the Board to pressure the Company into accepting financing that would hurt the Company both in the short and long term.

BT Brands is intentionally trying to confuse Noble Roman’s shareholders about the issue of nominating a director candidate with providing the Company with financing when these items are not related. It appears BT Brands simply wants access to information and perceived leverage to get the Company to accept financing that is not in the best interests of the Company and its shareholders. We do not believe this approach is in the best interests of our shareholders. If BT Brands wishes to propose appropriate financing that would be beneficial to the Company, the Board, including Mr. Mobley, would consider it in good faith. Instead, BT Brands is attempting to replace Mr. Mobley as a director, which would adversely affect the Company.

BT Brands’ Proxy Statement Contains Misleading and Distracting Claims

You may receive proxy solicitation materials from BT Brands, including a proxy statement with information regarding the BT Brands nominee and a BLUE proxy card. We are not responsible for the accuracy of any information provided by or relating to BT Brands contained in any proxy solicitation materials filed or disseminated by, or on behalf of, BT Brands or any other statements that BT Brands or its representatives may make. However, we believe it necessary to address some of the misleading and distracting statements contained in the BT Brands filing.

Among the misleading statements, the BT Brands proxy statement attempts to make a significant issue of certain option issuances to Mr. Mobley and other members of management. These statements ignore that equity awards such as options are common for senior management of public companies and help align the interests of Mr. Mobley with the other shareholders of the Company. Equity awards incentivize management to deliver shareholder value that management would share in. Because the Company’s practice has been to grant options with an exercise price equal to the trading price of the Company’s stock at the time, the options only provide a return to the management grantee if the stock price goes up, which benefits all shareholders. BT Brands’ attempt to vilify the Company’s use of this common incentive is inappropriate and misplaced.

Further, BT Brands attacks Mr. Mobley’s compensation as President and CEO of the Company and the compensation of other officers in an attempt to tie their compensation to Mr. Mobley’s service on the Board. BT Brands ignores the fact that it is customary for a public company to enter into employment agreements with key officers, especially the CEO. Specifically in the case of Mr. Mobley, the Board’s independent members required that Mr. Mobley enter into an employment agreement to ensure the Company has the benefit of Mr. Mobley’s valuable services. In an effort to tarnish Mr. Mobley, BT Brands also omits to disclose that Mr. Mobley has for many years voluntarily agreed to take a lower base salary than he is entitled to under his employment agreement and agreed to limit potential salary increases in future years to help the Company reduce expenses and support the Company’s compliance with its senior debt arrangements. These voluntary actions demonstrate Mr. Mobley’s commitment to the Company today and in the future and why he is the right nominee for the Board.

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A. Scott Mobley Is the Best Nominee for the Company

Mr. Mobley is the President and CEO of the Company, serving as President since 1997, CEO since 2014, and as a member of the Board since 1992. He has over 35 years of experience in the restaurant industry generally and with the Company specifically. He is uniquely qualified to apply his deep knowledge of our operational history and current business in managing and overseeing the Company. As such, he has unique knowledge that is critical to the long-term success of the Company and a key asset to the Company’s shareholders. From an operations standpoint, he is highly respected and trusted by corporate and restaurant management staff as a leader managing business operations and setting corporate policies and strategy. The election of the BT Brands nominee would undermine this trust, place the Company at risk of losing key employees and disrupt execution of the Company’s growth strategy.

Mr. Mobley has demonstrated a continuous and tireless commitment to the Company, including successfully steering operations through the unprecedented COVID-19 pandemic crisis, which had a significant negative impact throughout our industry, including on BT Brands and its management team. Mr. Mobley, as our President and CEO, also is driving changes to our business to deliver enhanced shareholder value. He is the creator of the products and systems the Company is currently using for both the non-traditional venue and the Craft Pizza & Pub concept. Now that business conditions have normalized, Mr. Mobley has led a renewed focus on selling and opening additional non-traditional locations to replace those forced to close during the pandemic. As a result of these efforts, the Company’s pipeline of prospects for new franchise sales is the largest in its history.

Mr. Mobley is also a large shareholder of the Company whose interests are aligned with the Company’s shareholders generally. Mr. Mobley acts with integrity, and unlike BT Brands’ nominee, Mr. Mobley does not have an agenda to advantage BT Brands or any other shareholder to the disadvantage of all shareholders. He has taken a long-term approach to his belief and investment in the Company and its success. BT Brands, on the other hand, has engaged in opportunistic trading (INCLUDING VARIOUS SALES as detailed in its proxy statement) in the Company’s stock to further its efforts to provide unacceptable financing to the Company.

The BT Brands nominee lacks this key experience and perspective with the Company and instead is being nominated merely to provide BT Brands with additional leverage to pursue its financing proposal to the Company on terms not in its best interest of the Company. The BT Brands proxy statement and its own public filings with the SEC evidence that the nominee, as a member of management of BT Brands, has not successfully managed a restaurant or franchising business. Specifically, under the nominee’s leadership, BT Brands’ own key performance indicators evidence an inability to control rising costs in the current economic environment, especially when compared to the Company’s results which reflect our effectiveness in supervising and monitoring our operations overseen by our Board and led by our management team, including Mr. Mobley.

The Board of Directors believes the shareholders should elect Mr. Mobley and recommends that you return the WHITE proxy card, voting in favor of A. Scott Mobley, and not return the BLUE proxy card. The Board, including all of its independent directors, strongly urges you NOT to sign or return any BLUE proxy card sent to you by or on behalf of BT Brands and instead urges you to sign and return the WHITE proxy card FOR A. Scott Mobley. If you have returned a proxy card in favor of Mr. Copperud, you can revoke it at any time before it is exercised by delivering to us another proxy bearing a later date, by submitting written notice of the revocation to our corporate secretary, or by personally appearing at the annual meeting and casting a contrary vote.

Sincerely,

The Board of Directors of Noble Roman’s, Inc.

June 16, 2023

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Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with its upcoming 2023 Annual Meeting. The Company filed its definitive proxy statement and a WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) on June __, 2023 in connection with any such solicitation of proxies from the Company’s shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information can also be found in the Company’s other SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2022, filed on April 13, 2023. Shareholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge on the Company’s website at www.nobleromans.com under the heading “Investor Relations.”

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APPENDIX A

BT BRANDS, INC.

SELECTED  RESTAURANT-LEVEL FINANCIAL DATA

FOR THE QUARTER ENDED APRIL 2, 2023

(Source: BT Brands, Inc. Form 10-Q)

Revenues	$3,070,798
Reconciliation:
Income (loss) from operations	(250,788)
Depreciation	163,507
General and administrative, corporate-level expenses	425,915
EBITDA from restaurant operations	338,634
Restaurant-level EBITDA margin	11.0%

FINANCIAL DATA FOR NOBLE ROMAN’S, INC.

FOR THE QUARTER ENDED MARCH 31, 2023

(Source: Noble Roman’s, Inc. Form 10-Q)

Revenues	$3,307,803

Income from operations less Employee Retention Tax Credit	65,305
Depreciation	95,517
General and administrative expenses	518,832

SELECTED RESTAURANT-LEVEL COMPARATIVE DATA

FOR THE FIRST QUARTER OF 2023

(Sources: FORM 10-Q’s of BT Brands, Inc. and Noble Roman’s, Inc.)

BT Brands
Food and paper costs as a percentage of revenues	42.0%
Labor cost as a percentage of revenues	39.6%
Total	81.6%

Noble Roman’s
Cost of sales (21.6% of revenue) and packaging (3.4% of revenue) combined (food and paper costs)	25.0%
Salaries and wages (labor cost)	29.5%
Total	54.5%

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